Prospectus Supplement No. 2 dated December 9, 2024	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 20, 2024)	Registration No. 333-276627

flyExclusive, Inc.
2,519,869 SHARES OF CLASS A COMMON STOCK UNDERLYING OUR PUBLICLY TRADED WARRANTS
15,545,274 SHARES OF CLASS A COMMON STOCK BY THE SELLING STOCKHOLDERS
4,333,333 PRIVATE PLACEMENT WARRANTS BY THE SELLING STOCKHOLDERS
4,333,333 SHARES OF CLASS A COMMON STOCK UNDERLYING PRIVATE PLACEMENT WARRANTS BY THE SELLING STOCKHOLDERS
59,930,000 SHARES OF CLASS A COMMON STOCK UNDERLYING LGM COMMON UNITS BY THE SELLING STOCKHOLDERS

This prospectus supplement updates, amends and supplements the prospectus dated September 20, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276627). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on December 6, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The NYSE American LLC (“NYSE American”) under the symbol “FLYX.” The last reported closing price for our Class A Common Stock on NYSE American on December 6, 2024 was $2.21 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 1, 2024
flyExclusive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40444	86-1740840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2860 Jetport Road, Kinston, NC	28504
(Address of principal executive offices)	(Zip Code)
252-208-7715
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FLYX	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	FLYX WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

Effective December 1, 2023, flyExclusive, Inc. (the “Company”), through its wholly owned subsidiary, LGM Enterprises, LLC (“LGM”), issued $15.7 million in principal amount of a senior secured note due on December 1, 2024, in a private offering. Another Company subsidiary, FlyExclusive JetShare, LLC (“JetShare”), is a guarantor of the note. The note is governed by a Senior Secured Note to which LGM and JetShare are parties along with ETG FE LLC (“ETG”) as the noteholder, Kroll Agency Services, Limited, as the administrative agent (the “Administrative Agent”) and Kroll Trustee Services Limited as the collateral agent. The note was issued with a stated rate of 14% and interest is payable monthly in arrears was to mature on December 31, 2024, at which time the full principal amount would have been due, along with any accrued unpaid interest. The Company used the proceeds from the issuance of the note to fund aircraft purchases.

Effective December 1, 2024, LGM, JetShare, ETG and the Administrative Agent entered into a First Amendment to Senior Secured Note to extend the maturity date of the notes to December 31, 2024. All other terms of the notes remain unchanged.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its 2024 Annual Meeting on December 2, 2024. At the Annual Meeting, stockholders voted on the following items:

1.Proposal 1: To approve, as required by NYSE American rules, the issuance of shares of Class A common stock upon (i) the exercise of warrants to purchase shares of the Company’s Class A common stock and (ii) the conversion of shares of the Company’s Series B convertible preferred stock, in each case in the event such issuance would be in excess of 20% of the Class A common stock outstanding on March 4, 2024. This proposal was approved by the votes indicated below.

For	Against	Abstain	Broker Non-Votes
66,783,635	24,857	656	917,926

2.Proposal 2: To elect seven nominees to the Board to hold office until the 2025 Annual Meeting and until their respective successors have been duly elected and qualified. The following nominees were elected to the Company’s Board, with the voting results for each nominee as shown:

Name	For	Withheld	Broker Non-Votes
Gary Fegel	66,770,966	38,182	917,926
Michael S. Fox	66,792,188	16,960	917,926
Frank B. Holding, Jr.	66,700,441	108,707	917,926
Gregg S. Hymowitz	66,770,666	38,482	917,926
Peter B. Hopper	66,710,709	98,439	917,926
Thomas James Segrave, Jr.	66,695,183	113,965	917,926
Thomas James Segrave, Sr.	66,691,379	117,769	917,926

3.Proposal 3: To ratify the appointment of Elliott Davis PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. This proposal was approved by the votes indicated below.

For	Against	Abstain	Broker Non-Votes
67,592,180	133,937	957	—

Item 9.01. Financial Statement and Exhibits.
(d) Exhibits.

Exhibit No.	Document
10.1
First Amendment to Senior Secured Note, effective as of December 1, 2024, by and among LGM Enterprises LLC, Fly Exclusive JetShare, LLC, ETG FE LLC, Kroll Agency Services Limited, as administrative agent, and Kroll Trustee Services Limited, as collateral agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 5, 2024

FLYEXCLUSIVE, INC.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer and Chairman